Exhibit 99.1

Collegium Reports Third Quarter Financial Results

•                  Net Product Revenues were $70.2 million for the third quarter of 2018, a 487% increase versus third quarter of 2017

•                  Thirteen exclusive ER oxycodone formulary wins announced for Xtampza ER effective January 1, 2019

•                  Cash increased by $6.0 million, to $139.8 million as of September 30, 2018; raising year-end cash guidance to $145.0 million

•                  Commercialization Agreement for Nucynta franchise amended to remove guaranteed annual minimum royalty and improves net cash flow for the transaction

•                  Conference call scheduled for today at 4:30 p.m. ET

STOUGHTON, Mass., November 8, 2018 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company focused on becoming the leader in responsible pain management by developing and commercializing innovative and differentiated products for people suffering from pain, today reported its financial results for the third quarter of 2018. The Company also reviewed its commercial progress with its product portfolio and provided a corporate update.

“2018 has been a transformative year for Collegium,” said Joe Ciaffoni, Chief Executive Officer of Collegium. “To date, we surpassed 10% market share of the extended release oxycodone market with Xtampza ER, in addition to integrating the Nucynta franchise into our product portfolio. As we set our sights on 2019, we are well-positioned to continue our path towards becoming the leader in responsible pain management.”

Third Quarter and Business Highlights

•                  Xtampza ER total prescriptions were 86,944 in the third quarter of 2018. Through the first three quarters of 2018, prescriptions have grown 286% over the prior year period. Prescriptions grew 214% versus the prior year quarter, and 8% over the second quarter of 2018.

•                  Continue to strengthen formulary access; as of January 1, 2019, Xtampza ER will move into an exclusive ER oxycodone formulary position across 13 additional Commercial and Part D plans covering approximately 11 million lives.

•                  Amendment to the Nucynta Commercialization Agreement removes the guaranteed annual minimum royalty of $135.0 million and reduces Collegium’s royalty payments for the next three years. The amendment to the agreement is expected to significantly reduce liabilities on Collegium’s balance sheet and enables a tax efficient structure.

•                  Nucynta franchise total prescriptions were 158,922 in the third quarter of 2018, down 4% from the second quarter of 2018. Prescriptions for Nucynta ER stabilized in the second and third quarters of 2018.

•                  Collegium established new corporate headquarters in Stoughton, MA.

Third Quarter 2018 Financial Results

Net Product Revenues were $70.2 million for the quarter ended September 30, 2018 (the “2018 Quarter”), up 487% compared to $12.0 million for the quarter ended September 30, 2017 (the “2017 Quarter”). In the 2018 Quarter, net product revenue was $17.0 million for Xtampza ER and $53.2 million for the Nucynta franchise.

Net loss for the 2018 Quarter was $16.5 million, or $0.50 per share (basic and diluted), as compared to net loss of $13.3 million, or $0.45 per share (basic and diluted), for the 2017 Quarter.  Net loss includes stock-based compensation expense of $3.9 million and $2.1 million for the 2018 Quarter and 2017 Quarter, respectively. Net loss for the 2018 Quarter also includes a non-cash interest charge of $5.6 million associated with accounting for the Nucynta franchise. Non-GAAP adjusted loss for the 2018 Quarter was $8.3 million, compared to non-GAAP adjusted loss of $11.2 million for the 2017 Quarter.

Selling, general and administrative expenses were $33.4 million for the 2018 Quarter compared to $22.8 million for the 2017 Quarter. The increase was primarily related to higher personnel costs of $3.2 million and higher commercialization costs, including consulting and marketing expenses of $4.1 million.

Collegium had cash and cash equivalents of $139.8 million as of September 30, 2018, compared to $118.7 million as of December 31, 2017 and $133.7 million as of June 30, 2018.

As of September 30, 2018, there were 33,245,026 common shares outstanding.

Nucynta Transaction

On November 8, 2018, Collegium entered into an amendment to the Commercialization Agreement with Assertio Therapeutics (formerly Depomed) related to the Nucynta franchise. The amendment improves Collegium’s economics from the Nucynta franchise and removes the $135.0 million guaranteed annual minimum royalty obligation in future years. In connection with the amendment, Collegium will issue Assertio a warrant to purchase 1,041,667 shares at an exercise price of $19.20 per share. The elimination of the guaranteed annual minimum royalty obligation is expected to significantly reduce liabilities on Collegium’s balance sheet and enables a tax efficient structure.

Please refer to our 8-K filed with the Securities and Exchange Commission for full details on the amendment.

Financial Outlook

Based on our current operating plans, we expect to finish the year with at least $145.0 million in cash.

Conference Call Information

To access the conference call, please dial (888) 698-6931 (U.S.) or (805) 905-2993 (International) and refer to Conference ID: 178-3678.  An audio webcast will be accessible from the Investor Relations section of the Company’s website: http://www.collegiumpharma.com/.  An archived webcast will be available on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on becoming the leader in responsible pain management by developing and commercializing innovative and differentiated products for people suffering from pain and our communities.

About Xtampza ER

Xtampza® ER is Collegium’s first product utilizing the DETERx technology platform. Xtampza ER is an abuse-deterrent, extended-release, oral formulation of oxycodone approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About Nucynta ER

Nucynta® ER is an extended-release formulation of tapentadol. Tapentadol is a centrally acting synthetic analgesic. Nucynta ER is approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.  Nucynta ER is also approved by the FDA for neuropathic pain associated with diabetic peripheral neuropathy severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About Nucynta

Nucynta® is an immediate release formulation of tapentadol indicated for the management of acute pain severe enough to require an opioid analgesic. Tapentadol is a centrally acting synthetic analgesic.

Non-GAAP Financial Measures

To supplement our financial results presented on a U.S. generally accepted accounting principles, or GAAP, basis, we have included information about non-GAAP adjusted loss. We believe that the presentation of this non-GAAP financial measure, when viewed with our results under GAAP and the accompanying reconciliation, provides supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing the Company’s performance and results from period to period. We internally use non-GAAP adjusted loss to understand, manage and evaluate the Company as we believe it represents the performance of our core business. This non-GAAP financial measure should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP adjusted loss is not based on any standardized methodology prescribed by GAAP and represents GAAP net loss adjusted to exclude stock-based compensation expense, amortization expense for the Nucynta intangible asset, non-cash interest expense recognized on the Nucynta minimum royalty payments, and minimum royalty payments due and payable to Depomed in connection with the Commercialization Agreement. Any non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, a non-GAAP measure used by other companies

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this presentation could also be affected by risks and uncertainties relating to a number of other factors, including the following: our ability to obtain and maintain regulatory approval of our products and product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; our plans to commercialize and grow sales of our products; our ability to effectively commercialize in-licensed products and manage our relationships with licensors; the size of the markets for our products and product candidates, and our ability to service those markets; the success of competing products that are or become available; our ability to obtain and maintain reimbursement and third-party payor contracts for our products; the costs of commercialization activities, including marketing, sales and distribution; the rate and degree of market acceptance of our products; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P. and Teva Pharmaceuticals USA, Inc.; our ability to attract collaborators with development, regulatory and commercialization expertise; the success, cost and timing of our product development activities, studies and clinical trials; our ability to obtain funding for our operations; regulatory developments impacting our products and market; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products and product candidates; our ability to operate our business without infringing the intellectual property rights of others; the performance of our third-party suppliers and manufacturers; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and product candidates; our ability to comply with stringent government regulations relating to the manufacturing and marketing of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; the loss of key scientific or management personnel;  our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; our customer concentration, which may adversely affect our financial condition and results of operations; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks, uncertainties and factors are described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and those risks described from time to time in other reports which we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$139,790	$118,697
Accounts receivable	66,533	9,969
Inventory	9,229	1,813
Prepaid expenses and other current assets	3,425	3,005
Property and equipment, net	6,039	1,826
Intangible assets, net	421,287	—
Restricted cash	—	97
Other long-term assets	205	161
Total assets	$646,508	$135,568

Accounts payable and accrued expenses	$32,612	$14,225
Accrued rebates, returns and discounts	130,454	15,784
Asset acquisition obligations	401,162	—
Other liabilities	11,500	1,479
Stockholders’ equity	70,780	104,080
Total liabilities and stockholders’ equity	$646,508	$135,568

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Product revenues, net	$70,176	$11,950	$206,986	$17,682

Costs and expenses:
Cost of product revenues	46,007	553	135,951	1,501
Research and development	1,907	2,069	6,412	6,378
Selling, general and administrative	33,448	22,758	96,309	67,667
Total costs and expenses	81,362	25,380	238,672	75,546
Loss from operations	(11,186)	(13,430)	(31,686)	(57,864)

Interest expense	(5,868)	—	(17,726)	—
Interest income	552	167	1,198	402
Net loss	$(16,502)	$(13,263)	$(48,214)	$(57,462)

Loss per share - basic and diluted	$(0.50)	$(0.45)	$(1.46)	$(1.95)
Weighted-average shares - basic and diluted	33,012,174	29,753,043	32,950,854	29,517,396

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
GAAP net loss	$(16,502)	$(13,263)	$(48,214)	$(57,462)
Non-GAAP adjustments:
Stock-based compensation expense	3,926	2,100	10,180	5,867
Nucynta related amortization expense (1)	32,407	—	94,340	—
Nucynta non-cash interest expense (2)	5,641	—	17,112	—
Nucynta minimum royalty payment due (3)	(33,750)	—	(98,250)	—
Total non-GAAP adjustments	$8,224	$2,100	$23,382	$5,867
Non-GAAP adjusted loss	$(8,278)	$(11,163)	$(24,832)	$(51,595)

	Third Quarter	Second Quarter	First Quarter
	2018	2018	2018
GAAP net loss	$(16,502)	$(13,060)	$(18,652)
Non-GAAP adjustments:
Stock-based compensation expense	3,926	3,526	2,728
Nucynta related amortization expense (1)	32,407	32,407	29,526
Nucynta non-cash interest expense (2)	5,641	5,943	5,528
Nucynta minimum royalty payment due (3)	(33,750)	(33,750)	(30,750)
Total non-GAAP adjustments	$8,224	$8,126	$7,032
Non-GAAP adjusted loss	$(8,278)	$(4,934)	$(11,620)

Explanation of Adjustments:

(1) Represents amortization expense of the Nucynta intangible asset.

(2) Represents non-cash interest expense recognized related to the Nucynta minimum royalty payments.

(3) Represents minimum royalty payment due and payable to Assertio in connection with the Commercialization Agreement.